                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934

                      (Amendment No. ____)*


                  Barrett Business Services, Inc.
                        (Name of Issuer)


                  Common Stock, $.01 par value
                 (Title of Class of Securities)


                            68463 10 8
                         (CUSIP Number)



Check the following box if a fee is being paid with this statement X. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
  1  NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Nancy B. Sherertz
       ###-##-####
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)
                                             (b)
  3  SEC USE ONLY

  4  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America

NUMBER OF                     5    SOLE VOTING POWER
                                        1,002,000
SHARES

BENEFICIALLY                  6    SHARED VOTING POWER
                                            -0-
OWNED BY EACH

REPORTING                     7    SOLE DISPOSITIVE POWER
                                        1,002,000

PERSON WITH                   8    SHARED DISPOSITIVE POWER

                                          -0-

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,002,000

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       33.4 percent

 12  TYPE OF REPORTING PERSON*
       IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!
Item 1(a) Name of Issuer:

          Barrett Business Services, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:

          4724 S.W. Macadam Avenue
          Portland, Oregon  97201


Item 2(a) Name of Person Filing:

          Nancy B. Sherertz


Item 2(b) Address of Principal Business Office or, if none,
          Residence:

          6513 Diamond Hall Road
          Easton, Maryland 21601


Item 2(c) Citizenship:

          United States of America


Item 2(d) Title of Class of Securities

          Common Stock, $.01 par value


Item 2(e) CUSIP Number:

          68463 10 8


Item 3         If this statement is filed pursuant to
               Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          Not applicable

Item 4         Ownership.

          The following information is as of December 31, 1993:

          (a)  Amount Beneficially Owned:

               1,002,000 shares

          (b)  Percent of Class:

               The shares represent 33.4 percent of the class

          (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    1,002,000

             (ii)   Shared power to vote or to direct the vote:
                    0

            (iii)   Sole power to dispose or to direct the
                    disposition of:  1,002,000

             (iv)   Shared power to dispose or to direct the
                    disposition of:  0


Item 5           Ownership of Five Percent or Less of a Class:

          Not applicable


Item 6 Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable


Item 7           Identification and Classification of the
                 Subsidiary which Acquired the Security Being
                 Reported on by the Parent Holding Company:

          Not applicable


Item 8 Identification and Classification of Members of the Group:

          Not applicable


Item 9           Notice of Dissolution of Group:

          Not applicable


Item 10   Certification:

          Not applicable


                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



                                        01/25/94
                                            (Date)

                                        NANCY B. SHERERTZ
                                         (Signature)

                                        Nancy B. Sherertz
                                          (Name/Title)



     ATTENTION:  Intentional misstatements or omissions of fact constitute federal criminal violations  (See
                 18 USC 1001)